Filed Pursuant to Rule 424(b)(5)

Registration No. 333-241031

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
0.750% Senior Notes due 2024	$750,000,000	99.959%	$749,692,500.00	$81,791.45
1.125% Senior Notes due 2026	$750,000,000	99.981%	$749,857,500.00	$81,809.45
2.150% Senior Notes due 2031	$1,000,000,000	99.742%	$997,420,000.00	$108,818.52
Total	$2,500,000,000	—	$2,496,970,000.00	$272,419.43

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-241031) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 5, 2020)

$2,500,000,000

Pioneer Natural Resources Company

$750,000,000 0.750% Senior Notes due 2024

$750,000,000 1.125% Senior Notes due 2026

$1,000,000,000 2.150% Senior Notes due 2031

This is an offering by Pioneer Natural Resources Company of $2.5 billion aggregate principal amount of debt securities, consisting of $750.0 million principal amount of 0.750% Notes due 2024 (the “2024 notes”), $750.0 million principal amount of 1.125% Notes due 2026 (the “2026 notes”) and $1.0 billion principal amount of 2.150% Notes due 2031 (the “2031 notes” and, together with the 2024 notes and 2026 notes, the “notes”).

We will pay interest on the notes each January 15 and July 15. The first interest payment will be made on July 15, 2021. The 2024 notes will mature on January 15, 2024, the 2026 notes will mature on January 15, 2026, and the 2031 notes will mature on January 15, 2031. The notes will be senior unsecured obligations of Pioneer Natural Resources Company and will rank equally with all of our existing and future senior indebtedness. The notes will be structurally subordinated to all obligations of our subsidiaries. There is no sinking fund for the notes. We may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices set forth under “Description of Notes—Optional Redemption” in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2024 Note	Total 2024 Notes	Per 2026 Note	Total 2026 Notes	Per 2031 Note	Total 2031 Notes
Public Offering Price (1)	99.959%	$749,692,500	99.981%	$749,857,500	99.742%	$997,420,000
Underwriting Discounts	0.450%	$3,375,000	0.600%	$4,500,000	0.650%	$6,500,000
Proceeds to Pioneer (before expenses) (1)	99.509%	$746,317,500	99.381%	$745,357,500	99.092%	$990,920,000

(1)	Plus accrued interest, if any, from January 29, 2021, if settlement occurs after that date.

The notes will not be listed on a securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about January 29, 2021. See “Underwriting.”

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	TD Securities
Barclays	Goldman Sachs & Co. LLC		Morgan Stanley
MUFG			Wells Fargo Securities

Senior Co-Managers

CIBC Capital Markets	Credit Suisse	RBC Capital Markets	Scotiabank

Co-Managers

BBVA	PNC Capital Markets LLC	Truist Securities	US Bancorp

The date of this prospectus supplement is January 14, 2021.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you or to which we have referred you. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you or to which we have referred to you is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus supplement is accurate as of any other date.

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the 10th business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act (as defined below), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the following seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of our notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should carefully read both this prospectus supplement and the accompanying prospectus together with the documents incorporated by reference into this prospectus supplement and the accompany prospectus as described below under the heading “Where You Can Find More Information.” These documents contain information you should consider before making your investment decision.

For the definitions of certain oil and gas terms, see “Definitions of Certain Terms and Conventions Used Herein” in our Annual Report on Form 10-K for the year ended December 31, 2019 (our “2019 Annual Report”).

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-5 of this prospectus supplement and additional information contained in our 2019 Annual Report, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and our Current Report on Form 8-K filed on January 12, 2021, which are incorporated by reference in this prospectus supplement, for more information about important factors you should consider before investing in the notes in this offering. Our business, results of operations, cash flows and financial conditions could be materially adversely affected by any of these risks, including the coronavirus pandemic as described in our reports referenced above. Unless the context otherwise requires or we indicate otherwise, all references to “we,” “us,” “our,” or “Pioneer” in this prospectus supplement and the accompanying prospectus mean Pioneer Natural Resources Company and its consolidated subsidiaries.

Our Company

We are a large independent oil and gas exploration and production company that explores for, develops and produces oil, natural gas liquids and gas within the United States, with operations in the Permian Basin in West Texas.

Our executive offices are located at 777 Hidden Ridge, Irving, Texas 75038, telephone number: (972) 444-9001. We also maintain an office in Midland, Texas, and field offices in our areas of operation. Our website is www.pxd.com. The information contained in our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of Parsley Energy, Inc.

On January 12, 2021, we completed the acquisition of Parsley Energy, Inc., a Delaware corporation (“Parsley”), and Parsley Energy, LLC, a Delaware limited liability company (“Parsley LLC”) through a series of mergers (together, the “Merger”). In the Merger, Pioneer issued shares of its common stock to the equity owners of Parsley and Parsley LLC that represent approximately 24% of the post-Merger ownership of Pioneer.

As a result of the Merger, Parsley, Parsley LLC, and their subsidiaries became direct or indirect wholly-owned subsidiaries of Pioneer. Parsley LLC and certain of its subsidiaries (the “Parsley Issuers”) have the following aggregate principal amount and series of senior notes outstanding:

•	$650.0 million aggregate principal amount of 5.375% senior notes due 2025 (the “Parsley 5.375% 2025 Notes”),

•	$448.0 million aggregate principal amount of 5.250% senior notes due 2025 (the “Parsley 5.250% 2025 Notes” and, together with the Parsley 5.375% 2025 Notes, the “Parsley 2025 Notes”),

•	$494.6 million aggregate principal amount of 5.875% senior notes due 2026 (the “Parsley 2026 Notes”),

•	$700.0 million aggregate principal amount of 5.625% senior notes due 2027 (the “Parsley 2027 Notes”), and

•	$399.5 million aggregate principal amount of 4.125% senior notes due 2028 (the “Parsley 2028 Notes”).

Refinancing Transactions

On December 30, 2020, the relevant Parsley Issuers issued a conditional notice of redemption with respect to the Parsley 2025 Notes, providing for the redemption of all of such notes on January 29, 2021 at the redemption prices specified in the indentures governing the Parsley 2025 Notes (the “2025 Notes Redemptions”). The 2025 Notes Redemptions were subject to completion of the Merger and are subject to a financing condition, which is expected to be satisfied upon completion of this offering. The aggregate redemption price for the 2025 Notes will be approximately $1.13 billion, excluding accrued interest to the redemption date.

Also on December 30, 2020, we announced cash tender offers (the “Tender Offers”) for any and all of the Parsley 2027 Notes and Parsley 2028 Notes (the “Tender Offer Notes”). The Tender Offers will expire at 11:59 p.m., New York City time, on January 28, 2021, unless extended (the “Expiration Date”). For Tender Offer Notes validly tendered and not withdrawn prior to the close of business on January 13, 2021 (the “Early Tender Date”), the consideration for each $1,000 principal amount of Tender Offer Notes that are accepted for purchase pursuant to the Tender Offers will be $1,098.75 for the Parsley 2027 Notes and $1,067.50 for the Parsley 2028 Notes, plus accrued interest to the date of settlement. As of the Early Tender Date, approximately $520.4 million principal amount of Parsley 2027 Notes and $254.6 million principal amount of Parsley 2028 Notes had been validly tendered under the Tender Offers, which would have an aggregate purchase price if accepted in the Tender Offers at the scheduled Expiration Date of approximately $843.7 million, excluding accrued interest to the applicable settlement date. The consideration for Tender Offer Notes tendered after the Early Tender Date and prior to the Expiration Date and accepted for purchase will be reduced by $30.00 per $1,000 principal amount of such Tender Offer Notes. Completion of the Tender Offers was subject to completion of the Merger and is subject to satisfaction of certain other conditions set forth in the offer documentation, including a financing condition that is expected to be satisfied upon completion of this offering. This offering is not conditioned on completion of the Tender Offers, and no assurance can be given as to the amount of Tender Offer Notes that will be tendered in the Tender Offers. We may also terminate, extend or amend the terms of the Tender Offers and may postpone the acceptance for purchase of, and payment for, the applicable Tender Offer Notes, subject to applicable law. This prospectus supplement is not an offer to purchase or redeem any of the Tender Offer Notes.

Concurrently with this offering, we have caused the relevant Parsley Issuer to issue a conditional notice of redemption with respect to the Parsley 2026 Notes (the “2026 Notes Redemption” and, together with the 2025 Notes Redemptions, the “Redemptions”), providing for the redemption of all of the Parsley 2026 Notes on January 29, 2021 at the “make-whole” redemption price specified in the indenture governing the Parsley 2026 Notes. The 2026 Notes Redemption is subject to a financing condition, which is expected to be satisfied upon completion of this offering. The aggregate redemption price on January 29, 2021 for the 2026 Notes will be approximately $515.8 million, excluding accrued interest to the redemption date.

The Redemptions and the Tender Offers are collectively referred to as the “Refinancing Transactions.” Information about the effects of the Refinancing Transactions in this prospectus supplement assumes that only the $775.1 million of Tender Offer Notes tendered as of the Early Tender Date will be accepted in the Tender Offers, although we intend to accept any and all notes subject to the Tender Offers that are validly tendered and not withdrawn at or prior to the Expiration Date.

In connection with the Merger, on January 12, 2021, we repaid the outstanding balance of $397.4 million under, and terminated, Parsley’s credit facility using cash on hand. In connection with the Merger, we amended our revolving credit facility to increase the aggregate loan commitments from $1.5 billion to $2.0 billion, extend the maturity to January 12, 2026, and adjust the pricing in certain respects. As of January 13, 2021, we had no outstanding borrowings under our revolving credit facility.

THE OFFERING

Issuer	Pioneer Natural Resources Company.

Securities Offered	$750.0 million aggregate principal amount of 0.750% Senior Notes due 2024.

$750.0 million aggregate principal amount of 1.125% Senior Notes due 2026.

$1.0 billion aggregate principal amount of 2.150% Senior Notes due 2031.

Maturity	The 2024 notes will mature on January 15, 2024.

The 2026 notes will mature on January 15, 2026.

The 2031 notes will mature on January 15, 2031.

Interest Payment Dates	Interest on the notes will be payable on January 15 and July 15 of each year, commencing July 15, 2021. Interest on the notes will accrue from January 29, 2021.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness. The notes will be structurally subordinated to all obligations of our subsidiaries. Any Tender Offer Notes that are not purchased in the Tender Offers will be structurally senior to the notes offered hereby to the extent of the value of the assets of the applicable Parsley Issuers and their subsidiaries.

Optional Redemption	We may redeem the 2024 notes, in whole or in part, at any time prior to January 15, 2022 (the “2024 Notes Par Call Date”), at the “make-whole” redemption prices set forth under “Description of Notes—Optional Redemption.”

We may redeem the 2026 notes in whole or in part at any time prior to December 15, 2025 (the “2026 Notes Par Call Date”), at the “make-whole” redemption prices set forth under “Description of Notes—Optional Redemption.”

We may redeem the 2031 notes in whole or in part at any time prior to October 15, 2030 (the “2031 Notes Par Call Date” and, together with the 2024 Notes Par Call Date and the 2026 Notes Par Call Date, the “Par Call Dates” and each a “Par Call Date”), at the “make-whole” redemption prices set forth under “Description of Notes—Optional Redemption.”

If we elect to redeem notes of any series, in whole or in part, on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Offer to Repurchase	If we experience a change of control and a ratings decline with respect to any series of notes within a certain period of time following the change of control, we must offer to repurchase all of the notes of such series at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Form and Denomination	The notes will be issued in fully registered form. Each series of notes will be represented by one or more global notes, deposited with a trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfer will be effective only through, records maintained by DTC and its participants.

Covenants	The indenture under which the notes will be issued will limit, subject to the exceptions described herein, our ability to place liens on our assets and those of certain of our subsidiaries without securing the notes equally and ratably with the other indebtedness secured by such liens and will limit our ability to engage in certain sale-leaseback transactions. The indenture will also include requirements that must be met if we consolidate or merge with, or sell, lease or convey all or substantially all of our assets to, another entity. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $2.48 billion, after deducting underwriting discounts (excluding fees and expenses of the offering). We intend to use the net proceeds of this offering to fund the Refinancing Transactions.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on each series of notes, see “Description of Notes—Events of Default.”

Listing	We do not intend to list the notes on any securities exchange.

Governing Law	The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

If you purchase our notes, you will take on financial risk. Before buying our notes in this offering, you should carefully consider the risks relating to an investment in the notes described below, as well as other information contained in this prospectus supplement and the accompanying prospectus. Additionally, you should carefully consider the risks to our business described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risks described in our 2019 Annual Report, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and our Current Report on Form 8-K filed on January 12, 2021. These risks could result in the loss of all or part of your investment.

Risks Related to the Notes

The notes are effectively subordinated to any liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior debt. In addition, we are a holding company and conduct substantially all of our operations through subsidiaries, and the notes will be structurally subordinated to all obligations of our subsidiaries. At September 30, 2020, we had approximately $3.5 billion of indebtedness for borrowed money ranking equally in right of payment with the notes and our subsidiaries had aggregate balance sheet liabilities of approximately $2.5 billion, excluding intercompany liabilities. At September 30, 2020, on an as further adjusted basis as set forth under “Capitalization,” we would have had approximately $3.5 billion of indebtedness for borrowed money ranking equally in right of payment with the notes and our subsidiaries would have had aggregate balance sheet liabilities of approximately $3.6 billion, excluding intercompany liabilities. See “Capitalization.”

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

Any Tender Offer Notes that are not purchased in the Tender Offers will be structurally senior to the notes offered hereby to the extent of the value of the assets of the applicable Parsley Issuers and their subsidiaries.

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. We are a holding company whose assets consist of direct and indirect ownership interests in, and substantially all of whose business is conducted through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is discretionary and subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries.

A change of control may adversely affect our liquidity and require refinancing of our revolving credit facility.

A change of control would constitute a default under our revolving credit facility. Upon such a default, the lenders may declare any outstanding obligations under the revolving credit facility immediately due and payable. We may not have sufficient funds available to repay all of the indebtedness under our revolving credit facility in the event of a change of control. If this occurs, we may be required to refinance the indebtedness under our revolving credit facility. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

A change of control followed by a ratings decline may adversely affect our liquidity and we may not be able to repurchase any series of the notes.

If we experience a change of control and a ratings decline with respect to one or more series of the notes, within a certain period of time following the change of control, we must offer to repurchase all of the notes of the applicable series at a price equal to 101% of the principal amount plus accrued and unpaid interest. We have a similar provision in certain other outstanding series of notes and may consider such a provision in future series. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to such an offer. If this occurs, we may be required to refinance some or all of our indebtedness. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus supplement and the accompanying prospectus.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We will not be restricted under the terms of the notes or the indenture pursuant to which the notes are to be issued from incurring additional indebtedness, including secured debt. In addition, the notes will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt, and to take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we will not be restricted from repurchasing our common stock by the terms of the notes.

In the event of a default, we may have insufficient funds to make any payments due on any series of notes.

A default under the indenture pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to regulatory, economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining equity capital on terms that may be onerous. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The indenture governing the notes will have limited restrictive covenants.

Except for limitations on liens and sale and leaseback transactions, the indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control involving us except to the extent described under “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

The notes currently have no established trading or other public market.

There is no established trading market for the notes and we do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any public market. We cannot assure you that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the price and liquidity of the notes could be adversely affected. The liquidity of any market for the notes will depend on the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid market may not develop for the notes.

Changes in our credit ratings or the debt markets may adversely affect your investment in the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. These ratings, which are based on current information furnished to the rating agencies by us and obtained from other sources, are subject to revision or withdrawal at any time by the rating agencies. Therefore, we may not be able to maintain these credit ratings. Actual or anticipated changes in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the value and liquidity of one or more series of the notes. Ratings are not recommendations to purchase, hold or sell the notes, inasmuch as a rating does not comment as to market price or suitability for a particular investor. Our credit ratings may not reflect all risks of an investment in the notes.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and we undertake no obligation to update such forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “plan,” “expect,” “anticipate,” “forecast,” “target,” “intend,” “continue,” “may,” “will,” “could,” “should,” “contemplate,” “would,” “future,” “potential,” “estimate” and similar expressions that contemplate future events. These statements appear in a number of places in this prospectus supplement and the documents we incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus supplement or the accompanying prospectus, including statements regarding our financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements.

Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic and current reports incorporated in this prospectus supplement and the accompanying prospectus by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning general economic and global conditions; possible or assumed future results of operations; estimates of oil and gas production; proved reserves and certain operating and financial results; drilling plans; future cash flows; anticipated capital expenditures; the level of future expenditures for environmental costs; and the strategies, plans and objectives of management.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $2.48 billion, after deducting underwriting discounts (excluding fees and expenses of this offering). We intend to use the net proceeds of this offering to fund the Refinancing Transactions. For additional information regarding the Refinancing Transactions, see “Summary—Recent Developments.”

CAPITALIZATION

The following table sets forth, as of September 30, 2020, our consolidated cash and cash equivalents and total capitalization:

•	on a historical basis;

•	as adjusted to reflect the consummation of the Merger and the use of cash on hand to repay and terminate Parsley’s credit facility in connection with the Merger; and

•	as further adjusted to reflect the completion of this offering and the Refinancing Transactions.

You should read this table in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2020, which is incorporated by reference into this prospectus supplement.

	September 30, 2020
	Historical	As Adjusted(a)	As Further Adjusted(b)
	(in millions)
Cash and cash equivalents	$1,325	$927	$917

Long-term debt:
Revolving Credit Facility(c)	$—	$—	$—
3.45% senior notes due 2021	140	140	140
3.95% senior notes due 2022	244	244	244
0.25% convertible senior notes due 2025	1,323	1,323	1,323
4.45% senior notes due 2026	500	500	500
7.20% senior notes due 2028	241	241	241
1.90% senior notes due 2030	1,100	1,100	1,100
5.375% senior notes due 2025(d)	—	650	—
5.250% senior notes due 2025(d)	—	448	—
5.875% senior notes due 2026(d)	—	495	—
5.625% senior notes due 2027(d)	—	700	180
4.125% senior notes due 2028(d)	—	399	145
0.750% senior notes due 2024 offered hereby	—	—	750
1.125% senior notes due 2026 offered hereby	—	—	750
2.150% senior notes due 2031 offered hereby	—	—	1,000
Issuance costs and discounts	(260)	(260)	(278)

Total long-term debt	3,288	5,980	6,095
Stockholders’ equity:
Common stock, $.01 par value	2	2	2
Additional paid-in capital	9,305	14,966	14,966
Treasury stock	(1,235)	—	—
Retained earnings	3,582	3,582	3,582

Total equity	11,654	18,550	18,550

Total capitalization	$14,942	$24,530	$24,645

(a)	Amounts included in this column with respect to the notes issued by the Parsley Issuers are the amounts outstanding as of the date of the consummation of the Merger.
(b)

Reflects completion of the Redemptions of the Parsley 2025 Notes and the Parsley 2026 Notes, and the purchase of Parsley 2027 Notes and Parsley 2028 Notes that were validly tendered pursuant to the Tender

Offers as of the Early Tender Date (excluding accrued interest, in each case), but does not reflect any Parsley 2027 Notes or Parsley 2028 Notes that may be tendered after such date.
(c)

As of September 30, 2020, we had no outstanding borrowings under our revolving credit facility and approximately $1.5 billion of available borrowing capacity. After giving effect to the Merger and the amendment to our revolving credit facility in connection therewith, on January 13, 2021, we had no outstanding borrowings under our revolving credit facility and $2.0 billion of available borrowing capacity.

(d)	Notes issued by Parsley Issuers.

DESCRIPTION OF NOTES

The terms of the notes we are offering are described below. Each of the 2024 notes, 2026 notes and 2031 notes are a separate series of debt securities described in the prospectus that follows this prospectus supplement. The description below supplements and, to the extent it is inconsistent with, replaces the information in the prospectus with respect to each series of notes.

You can find the definitions of capitalized terms used in this description under “—Certain Definitions.” In this description, the words “we,” “us,” “our” or “Pioneer” refer only to Pioneer Natural Resources Company and not to any of its subsidiaries.

We will issue the 2024 notes, the 2026 notes and the 2031 notes as separate series of debt securities under the base indenture, dated June 26, 2012, between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture creating the notes offered hereby. We refer to the base indenture, as so supplemented, as the “indenture.” The indenture is governed by the Trust Indenture Act of 1939, or the “Trust Indenture Act.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the base indenture and the supplemental indenture because they, and not this description, define your rights as a holder of the notes.

We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

We may in the future issue other series of notes under the indenture.

Principal, Maturity and Interest

The notes will be our senior unsecured obligations. We are issuing the 2024 notes with an aggregate principal amount initially limited to $750.0 million, we are issuing the 2026 notes with an aggregate principal amount initially limited to $750.0 million, and we are issuing the 2031 notes with an aggregate principal amount initially limited to $1.0 billion. The 2024 notes will mature on January 15, 2024, the 2026 notes will mature on January 15, 2026, and the 2031 notes will mature on January 15, 2031. We may, without the consent of the holders, increase such aggregate principal amounts in the future, on the same terms and conditions and with the same CUSIP numbers as the notes offered by this prospectus supplement. We will not issue any such additional notes of any series unless the additional notes of such series are fungible with the notes of such series offered by this prospectus supplement for United States federal income tax purposes.

Each series of notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement from January 29, 2021. Interest will be payable semiannually on January 15 and July 15 of each year, commencing July 15, 2021, to those persons who were holders of record at the close of business on the January 1 and July 1 immediately preceding each interest payment date. Interest will be paid on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

•	our general unsecured senior obligations;

•	equal in ranking with all of our existing and future senior unsecured indebtedness; and

•	senior in right of payment to all of our existing and future subordinated indebtedness.

The notes will be effectively subordinated in right of payment to all of our existing and future secured or guaranteed indebtedness to the extent of the value of the assets securing such indebtedness or of the value of the

Subsidiaries providing the guarantees. In addition, we are a holding company and conduct all of our operations through Subsidiaries, and the notes will be structurally subordinated to all obligations of our Subsidiaries.

Substantially all of our operating income and cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in part by distributions or advances from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting our debt service obligations, including the payment of principal and interest on the notes.

Optional Redemption

The 2024 notes, the 2026 notes and the 2031 notes will be redeemable at any time, at our option, in whole or from time to time in part, upon not less than 10 or more than 60 days’ notice, as provided in the indenture, on any date prior to maturity. If notes of any series are redeemed before the Par Call Date with respect to such series, such notes will be redeemed at a redemption price equal to the sum of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption) plus a make-whole premium described below, if any. In the event that the notes are so redeemed, the redemption price will never be less than 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

If notes of any series are redeemed on or after the Par Call Date with respect to such series, such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

The amount of the make-whole premium with respect to each series of notes (or portion of such notes) to be redeemed before the applicable Par Call Date will be equal to the excess, if any, of:

•	the sum of the present values of:

•

each interest payment that, but for such redemption, would have been payable on the note (or portion of the note) being redeemed on each interest payment date occurring after the date of redemption (excluding any accrued interest for the period prior to the date of redemption), assuming such note matured on the applicable Par Call Date; and

•

the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion of the note) being redeemed, assuming such note matured on the applicable Par Call Date; over

•	the principal amount of the note (or portion of the note) being redeemed.

The present values of interest and principal payments referred to above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable (calculated as if such notes matured on the applicable Par Call Date), but for the redemption, to the date of redemption at a discount rate equal to the treasury yield described below plus 10 basis points in the case of the 2024 notes, 10 basis points in the case of the 2026 notes and 20 basis points in the case of the 2031 notes.

The present values of interest and principal payments referred to above and make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us.

For purposes of determining the make-whole premium, the treasury yield shall be a rate of interest per annum equal to the weekly average yield to maturity of United States treasury notes that have a constant maturity that corresponds to the remaining term to maturity of the notes to be redeemed, determined as if such notes matured on the applicable Par Call Date (the “Remaining Term”), calculated to the nearest 1/12th of a year.

The make-whole premium and treasury yield will be determined as of the third business day immediately preceding the applicable date of redemption.

The weekly average yields (being, if not reported as a weekly average yield, the average of the five most recent daily reported yields) of United States treasury notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15 Selected Interest Rates” or any successor release. If such statistical release sets forth a weekly average yield for United States treasury notes having a constant maturity that is the same as the Remaining Term, then the treasury yield will be equal to such weekly average yield. In all other cases, the treasury yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States treasury notes that have a constant maturity closest to and greater than the Remaining Term and the United States treasury notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the statistical release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States treasury notes are not available in the statistical release or otherwise, then the treasury yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption, the trustee will select the notes for redemption on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate (or, in the case of global notes, the notes represented thereby will be selected in accordance with the prescribed method of DTC), although no note of $1,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount of the note to be redeemed. A note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note.

Any such redemption may, at our discretion, be conditioned upon (i) the occurrence of a Change of Control Repurchase Event or (ii) the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of failure to meet such conditions to the holders and the trustee no later than the redemption date.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to any series of the notes, unless we have otherwise exercised our right to redeem the notes of such series, we will make an offer to each holder of the notes of such series to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes at a price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase. Within 30 days following any such Change of Control Repurchase Event, we will send a notice to each such holder of such series of notes describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the notes of such holder on the payment date specified in the notice, which date will not be less than 20 days or more than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of any notes of any series as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of any series of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the 2024 notes, the 2026 notes or the 2031 notes, as applicable, by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of the notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal to the principal amount of any unpurchased portion of the notes surrendered, if any; provided, that each new note will be issued in denominations of $1,000 or integral multiples of $1,000.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not and the notes will not contain any other provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make an offer to repurchase the 2024 notes, 2026 notes or 2031 notes upon a Change of Control Repurchase Event if a third party makes an offer for such series in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The provisions under the indenture relating to our obligation to make an offer to repurchase any series of notes as a result of a Change of Control Repurchase Event may be waived or modified with the consent of the holders of a majority in aggregate principal amount of such series of notes.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Book-Entry, Delivery and Form

Except as described below, the notes of each series will initially be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC had advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers, and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the underwriters with an interest in the global note; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of the notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of such notes, or if a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of such notes by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, DTC is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

Certificated Notes

The notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of $1,000 and integral multiples thereof only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we in our discretion at any time determine not to have all of the notes represented by the global notes;

•	an event of default has occurred and is continuing; or

•	upon the occurrence of certain other events.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the global notes are not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of DTC or its nominee.

Same-Day Payment

The indenture will require that payments in respect of the notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Covenants

Set forth below are summaries of certain covenants contained in the supplemental indenture.

Limitation on Liens. We will not, and will not permit any of our Subsidiaries to, create or permit to exist any Liens upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) securing any obligation unless all payments due under the indenture with respect to the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require us to secure the notes if the Liens consist of Permitted Liens.

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries will enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either (1) we or such Subsidiary would be entitled, pursuant to the provisions of the indenture, to incur Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction secured by a Lien on the property to be leased without equally and ratably securing the notes pursuant to the covenant described above in “—Limitation on Liens,” or (2) we, within six months after the effective date of such transaction, apply to the voluntary defeasance or retirement of our Indebtedness an amount equal to the Attributable Indebtedness of such transaction.

Excepted Indebtedness. Notwithstanding the foregoing limitations on Liens and Sale and Leaseback Transactions, we and our Subsidiaries may issue, assume, or guarantee Indebtedness secured by a Lien without securing the notes, or may enter into Sale and Leaseback Transactions without defeasing or retiring Indebtedness, or enter into a combination of such transactions, if after giving pro forma effect thereto, the sum of the principal amount of all such Indebtedness and the Attributable Indebtedness of all such Sale and Leaseback Transactions does not at the time of determination exceed 15% of Adjusted Consolidated Net Tangible Assets.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture and will be appointed by us as registrar and paying agent with regard to the notes. From time to time, we may have banking relationships in the ordinary course of business with Wells Fargo Bank, National Association or its affiliates. Wells Fargo Bank, National Association is a lender under our revolving credit facility and is the trustee for our 3.45% senior notes due 2021, 3.95% senior notes due 2022, 0.250% convertible senior notes due 2025, 4.45% senior notes due 2026, 1.90% senior notes due 2030 and the Parsley 2026 Notes.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to the 2024 notes, 2026 notes and 2031 notes:

•	failure to pay interest on the applicable series of notes for 30 days past the applicable due date;

•	failure to pay principal of, or premium, if any, on the applicable series notes when due, whether at stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•

failure to perform any covenant or agreement in the indenture, including failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets, but other than a covenant included in a supplemental indenture solely for the benefit of a different series of our debt securities, which failure to comply continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the applicable series of notes as provided in the indenture;

•

acceleration of more than $150 million of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within ten days after written notice from the trustee or holders of 25% of the outstanding principal amount of the applicable series of notes as provided in the indenture; and

•	specified events relating to the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If there is an event of default with respect to a series of notes, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of such series of notes may declare the principal amount of and interest on such series of notes to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the principal of and interest on such notes shall become due and payable immediately without any act by the trustee or any holder of such notes of such series. If such series of notes were issued at an original issue discount, less than the stated principal amount may become payable.

Before the acceleration of the maturity of the applicable series of notes, the holders of a majority in aggregate principal amount of such series of notes may, on behalf of the holders of such series of notes, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to such notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and we, the trustee, and the holders of such series of notes will be restored to their former positions and rights under the indenture.

The trustee under the indenture will, within 90 days after the occurrence of an event of default, or, if later, within 30 days after the trustee obtains actual knowledge of the event of default, with respect to a series of notes, give to the holders of the applicable series of notes notice of all uncured events of default with respect to such series of notes known to it, unless the events of default have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of such series of notes, except in the case of an event of default in the payment of principal, premium, or interest with respect to such series of notes.

A holder may institute a suit against us for enforcement of such holder’s rights under the indenture for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

•	the holder gives the trustee written notice of a continuing event of default with respect to the notes held by that holder;

•

holders of at least 25% of the aggregate principal amount of the applicable series of notes make a request, in writing, and offer indemnity or security satisfactory to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holder’s request within 90 days following such notice, request and offer of indemnity or security under the terms of the indenture; and

•	the trustee does not institute the requested proceeding within 90 days following such notice.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any of our other debt securities, or a default with respect to our other debt securities that causes them to be accelerated, may give rise to a cross-default under our revolving credit facility or other indebtedness.

Legal Defeasance and Covenant Defeasance

The legal defeasance and covenant defeasance provisions described under “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the attached prospectus shall be applicable to the notes.

Reports

We will deliver to the trustee (unless such reports have been filed within the time period set forth below on the Electronic Data Gathering, Analysis and Retrieval system of the Securities and Exchange Commission (the “SEC”)), within 30 calendar days after we file them with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We also will comply with the provisions of Section 314(a) of the Trust Indenture Act.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the base indenture and the supplemental indenture. Reference is made to the base indenture and the supplemental indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

•	the sum of:

•

discounted future net revenues from proved oil and gas reserves of us and our Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by us in a reserve report prepared as of the end of our most recently completed fiscal year for which audited financial statements are available;

•	as increased by, as of the date of determination, the estimated discounted future net revenues from:

•	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report; and

•

estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

•	and decreased by, as of the date of determination, the estimated discounted future net revenues from:

•	estimated proved oil and gas reserves produced or disposed of since such year-end; and

•

estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

in each case as estimated by our petroleum engineers or any independent petroleum engineers engaged by us for that purpose; plus

•

the capitalized costs that are attributable to oil and gas properties of us and our Subsidiaries to which no proved oil and gas reserves are attributable, based on our books and records as of a date no earlier than the date of our latest available annual or quarterly financial statements; plus

•	the Net Working Capital on a date no earlier than the date of our latest annual or quarterly financial statements; and plus

•	the greater of:

•	the net book value of other tangible assets of us and our Subsidiaries, as of a date no earlier than the date of our latest annual or quarterly financial statements; and

•

the appraised value, as estimated by independent appraisers, of other tangible assets of us and our Subsidiaries, as of a date no earlier than the date of our latest audited financial statements; minus

•	the sum of:

•	noncontrolling interests in consolidating subsidiaries;

•	any net gas balancing liabilities of us and our Subsidiaries reflected in our latest audited financial statements;

•

to the extent included in the sum obtained under the first item in this definition, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in our year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of us and our subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

•

the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in the first item in the definition, would be necessary to fully satisfy the payment obligations of us and our Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If we change our method of accounting from the successful efforts method to the full cost or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if we were still using the successful efforts method of accounting.

“Attributable Indebtedness” with respect to a Sale and Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale and Leaseback Transaction is a finance lease obligation, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale and Leaseback Transaction is not a finance lease obligation, the amount equal to the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the applicable rate per annum borne by the applicable notes compounded semiannually.

“Change of Control” means the occurrence of any of the following events:

(1)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons become the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Pioneer, whether as a result of the issuance of securities of Pioneer, any merger, consolidation, liquidation or dissolution of Pioneer or otherwise; or

(2)     the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Pioneer and its Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or Pioneer merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into Pioneer, in any such event pursuant to a transaction in which the outstanding Voting Stock of Pioneer is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(a)     the outstanding Voting Stock of Pioneer is reclassified into or exchanged for other Voting Stock of Pioneer or for Voting Stock of the surviving corporation, and

(b)     the holders of the Voting Stock of Pioneer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Pioneer or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(3)     the stockholders of Pioneer shall have approved any plan of liquidation or dissolution of Pioneer.

“Change of Control Repurchase Event” means, with respect to each series of notes, the occurrence of both a Change of Control and a Rating Decline with respect such series of notes.

“Consolidated Net Worth” means, with respect to any person, the stockholders’ equity of such person and its Subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, less (to the extent included in stockholders’ equity) amounts attributable to redeemable stock of such person or its Subsidiaries.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Government Contract Lien” means any Lien required by any contract, statute, regulation or order in order to permit us or any of our Subsidiaries to perform any contract or subcontract made by us or our Subsidiaries with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by us or any of our Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

“Indebtedness” means, with respect to any person, at any date, any obligation created or assumed by such person for the repayment of borrowed money and any guarantee thereof.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or, if either S&P and Moody’s shall not make a rating on a series of notes publicly available, then with respect to such notes, another Rating Agency.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Net Working Capital” means (a) all current assets of us and our Subsidiaries, less (b) all current liabilities of us and our Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in our consolidated financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of Pioneer incurred in connection with the acquisition by Pioneer of any property and as to which:

•	the holders of such Indebtedness agree in writing that they will look solely to the property so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness; and

•

no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of Pioneer or a Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refinancing and transporting hydrocarbons and other related energy businesses.

“Permitted Liens” means, with respect to any person,

•

pledges or deposits by such person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such person is a party or which are otherwise required of such person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

•

Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers’ (including those arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

•

Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

•

minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such person;

•	Liens existing or provided for under the terms of agreements existing on the date the notes were originally issued;

•

Liens on property or assets of, or any shares of stock of or secured debt of, any person at the time we or any of our Subsidiaries acquired the property or the person owning such property, including any acquisition by means of a merger or consolidation with or into us or any of our Subsidiaries;

•	Liens securing a hedging obligation so long as such hedging obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

•

Liens upon specific properties of us or any of our Subsidiaries securing Indebtedness incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties;

•

Purchase Money Liens and Liens securing certain Non-Recourse Indebtedness; provided, however, that the related purchase money Indebtedness and Non-Recourse Indebtedness, as applicable, shall not be secured by any property or assets of Pioneer or any Subsidiary other than the property acquired by Pioneer with the proceeds of such purchase money Indebtedness or Non-Recourse Indebtedness, as applicable;

•	Liens securing only Indebtedness of one of our wholly-owned Subsidiaries to us or to one or more of our wholly-owned Subsidiaries;

•

Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

•	Government Contract Liens;

•	Liens in respect of Production Payments and Reserve Sales;

•	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of us or any of our Subsidiaries;

•

legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

•	rights of a common owner of any interest in property held by such person;

•

farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

•

any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such person; and

•

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing fifth through thirteenth items of this definition; provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the fifth through thirteenth items of this definition at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Principal Property” means any property owned or leased by us or any of our Subsidiaries, the gross book value of which exceeds 1% of our Consolidated Net Worth.

“Production Payments and Reserve Sales” means the grant or transfer by Pioneer or a Subsidiary of Pioneer to any person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to Pioneer or a Subsidiary of Pioneer.

“Purchase Money Lien” means a Lien on property securing Indebtedness Incurred by us or any of our Subsidiaries to provide funds for all or any portion of the cost of (i) acquiring such property incurred before, at the time of, or within six months after the acquisition of such property or (ii) constructing, developing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on a series of notes publicly available, then, with respect to such notes, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the rating of the notes of a series shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies; provided, however, if the rating of the notes of such series by each of the Rating Agencies is Investment Grade, then “Rating Decline” will mean the rating of the notes of such series shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each Rating Agency so that the rating of the notes of such series by each of the Rating Agencies falls below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes of such series).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement with any person pursuant to which we or any of our Subsidiaries leases any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (ii) leases between us and our Subsidiaries or between our Subsidiaries; (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” of any person means (i) any person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof, and (ii) any partnership, joint venture or other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity; provided, however, that notwithstanding the foregoing, with respect to Pioneer and its Subsidiaries, the definition of Subsidiary shall not include any person (other than a guarantor of the notes) that has securities that are listed for trading on a national securities exchange or that is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Governing Law

The indenture and the notes will be governed by the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax considerations of acquiring, owning or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the applicable series of notes (i.e., the first price at which a substantial amount of such series of notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. holders (as defined below) who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks or other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•

persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code);

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein; and

•	persons who purchase notes of any series in this offering and who sell Tender Offer Notes pursuant to the Tender Offers.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event”), we may elect or be obligated to redeem a series of the notes prior to maturity or to pay amounts on such series of the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing any series of the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain recognized on the taxable disposition of notes of the applicable series. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You generally will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Interest on the Notes.” Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for an exemption or a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion of backup withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as described above in “—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of interest on the notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSIDERATIONS OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC, are acting as representatives, have severally agreed to purchase from us the following respective principal amounts of notes set forth opposite their name below.

Underwriters	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes	Principal Amount of 2031 Notes
BofA Securities, Inc.	$90,000,000	$90,000,000	$120,000,000
Citigroup Global Markets Inc.	90,000,000	90,000,000	120,000,000
J.P. Morgan Securities LLC	90,000,000	90,000,000	120,000,000
TD Securities (USA) LLC.	90,000,000	90,000,000	120,000,000
Barclays Capital Inc.	46,500,000	46,500,000	62,000,000
Goldman Sachs & Co. LLC	46,500,000	46,500,000	62,000,000
Morgan Stanley & Co. LLC	46,500,000	46,500,000	62,000,000
MUFG Securities Americas Inc.	46,500,000	46,500,000	62,000,000
Wells Fargo Securities, LLC	46,500,000	46,500,000	62,000,000
CIBC World Markets Corp	26,250,000	26,250,000	35,000,000
Credit Suisse Securities (USA) LLC	26,250,000	26,250,000	35,000,000
RBC Capital Markets, LLC	26,250,000	26,250,000	35,000,000
Scotia Capital (USA) Inc.	26,250,000	26,250,000	35,000,000
BBVA Securities Inc.	13,125,000	13,125,000	17,500,000
PNC Capital Markets LLC	13,125,000	13,125,000	17,500,000
Truist Securities, Inc.	13,125,000	13,125,000	17,500,000
U.S. Bancorp Investments, Inc.	13,125,000	13,125,000	17,500,000

Total	$750,000,000	$750,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

The representatives of the underwriters have advised us that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to selected dealers at a price that represents a selling concession not in excess of 0.25% of the principal amount of the 2024 notes, 0.35% of the principal amount of the 2026 notes and 0.40% of the principal amount of the 2031 notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a selling concession of not more than 0.20% of the principal amount of the 2024 notes, 0.25% of the principal amount of the 2026 notes and 0.25% of the principal amount of the 2031 notes to other dealers. After the initial public offering, the representatives of the underwriters may change the public offering price and other selling terms.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $775,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

The notes are new issues of securities with no established trading market. In addition, the notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making activities at any time in their sole discretion. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the 10th business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the following seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve the purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Other Relationships

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of the trustee.

In addition, certain of the underwriters or their affiliates may be holders of the Parsley 2025 Notes, the Parsley 2026 Notes, the Parsley 2027 Notes and/or the Parsley 2028 Notes and, accordingly, may receive a portion of the proceeds of this offering upon the completion of the Redemptions or the Tender Offers.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, as modified including by any subsidiary legislation as may be applicable at the relevant time (together, the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law; or

(iv) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Pioneer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Parsley Energy, Inc. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2019, incorporated by reference in this prospectus supplement are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. The reserve audit conducted by Netherland, Sewell & Associates, Inc. included a detailed review of major properties making up approximately 83% of our estimated proved quantities of reserves as of December 31, 2019. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (www.sec.gov) that contains the reports, proxy and information statements that we file electronically with the SEC. Our reports, proxy and information statements are also available through our Internet site at www.pxd.com. The information contained in this website is not part of this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the notes offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering which deregisters all securities then remaining unsold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•

our Current Reports on Form 8-K filed with the SEC on March  10, 2020, April  6, 2020 (Items 1.01, 2.03 and 9.01), May  8, 2020, May  11, 2020, May  15, 2020, May  27, 2020, August  11, 2020, October  7, 2020, October  13, 2020, October  20, 2020, October  21, 2020, November  4, 2020, November  20, 2020, December  2, 2020, December  30, 2020, January  5, 2021, January 12, 2021 and January 13, 2021.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

Attention: Investor Relations

Telephone: (972) 444-9001

PROSPECTUS

Pioneer Natural Resources Company

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of the securities to be sold and the methods by which we will sell them in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering. We may sell the securities directly or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.”

Investing in these securities involves risks. We recommend that you read carefully the risks we describe in any accompanying prospectus supplement and the risks factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Information that We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to the terms “we,” “us” or “Pioneer” or other similar terms refer to Pioneer Natural Resources Company and not to our subsidiaries, unless we state otherwise or the context indicates otherwise.

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and we undertake no obligation to update such forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “plan,” “expect,” “anticipate,” “forecast,” “intend,” “continue,” “may,” “will,” “could,” “should,” “contemplate,” “would,” “future,” “potential,” “estimate” and similar expressions that contemplate future events. These statements appear in a number of places in this prospectus and in documents we incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus, including statements regarding our financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements.

Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic and current reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors.” Forward-looking statements are subject to risks and uncertainties and include information concerning general economic and global conditions; possible or assumed future results of operations; estimates of oil and gas production; proved reserves and certain operating and financial results; drilling plans; future cash flows; anticipated capital expenditures; the level of future expenditures for environmental costs; and the strategies, plans and objectives of management.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as may be amended or supplemented by our quarterly reports on Form 10-Q, which are incorporated herein by reference, and any other risk factors that may be described in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, before making an investment decision. See “Information that We Incorporate by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site (www.sec.gov) that contains the reports, proxy statements and other information that we file electronically with the SEC. Our reports, proxy statements and other information are also available through our Internet site at www.pxd.com. The information contained in our website is not part of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INFORMATION THAT WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below, which we have filed with the SEC under the Securities Exchange Act of 1934:

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 5, 1997, as amended by our Registration Statement on Form 8-A/A filed on August 8, 1997, our Current Report on Form 8-K filed with the SEC on September 16, 2013, Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2019, and any other amendments or reports filed with the SEC for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020; and

•	our Current Reports on Form 8-K filed with the SEC on March 10, 2020, April 6, 2020, May 8, 2020, May 11, 2020, May 15, 2020, and May 27, 2020.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and any other information that is deemed furnished and not filed) after the date of this prospectus until the offering of the securities terminates or we have filed with the SEC an amendment to the Registration Statement relating to this offering that deregisters all securities then remaining unsold.

You may request a copy of any of these filings, other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by telephoning or writing us at the following address:

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

Attention: Investor Relations

Telephone: (972) 444-9001

PIONEER

We are a Delaware corporation whose common stock is listed and traded on the New York Stock Exchange. We are a large independent oil and gas exploration and production company that explores for, develops and produces oil, natural gas liquids and gas within the United States, with operations in the Permian Basin in West Texas.

Our executive offices are located at 777 Hidden Ridge, Irving, Texas 75038, telephone number: (972) 444-9001. We also maintain an office in Midland, Texas, and field offices in our areas of operation.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to reduction or refinancing of debt or other corporate obligations, acquisitions, capital expenditures and working capital.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract, or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Our debt securities will be issued under the indenture, dated June 26, 2012, between us and Wells Fargo Bank, National Association, as trustee, as supplemented from time to time (the “indenture”). Under the indenture, our debt securities may be subordinated to our other indebtedness. See “Description of Debt Securities—Subordination of Subordinated Debt Securities” below. We have filed the indenture as an exhibit to the Registration Statement of which this prospectus is a part. You can obtain a copy of the indenture and any indenture supplements by following the directions outlined in “Where You Can Find More Information.” We urge you to read the indenture and any supplement thereto because they, and not this description, define your rights as a debt securities holder.

The indenture does not limit the amount of debt securities that we may issue and permits us to issue securities from time to time in one or more series. The debt securities will be our unsecured obligations, unless otherwise stated in the applicable prospectus supplement. We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

•	the title of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

•	the identity of the person to whom we will pay interest if such person is anybody other than the holder;

•	when the principal of the debt securities will mature;

•	the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

•	when interest will be payable, as well as the record dates for determining to whom we will pay interest;

•	where the principal of, premium, if any, and interest on the debt securities will be paid;

•	whether we have any obligation to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

•	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

•	whether we have any obligation to redeem or repurchase the debt securities at the holder’s option;

•	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

•	the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

•	the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

•	any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

•	whether the debt securities will be issued in electronic, global or certificated form;

•

if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be exchanged in whole or in part for other individual debt securities in definitive registered form;

•	the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

•	any additions or changes to events of default and any additional events of default that would result in acceleration of their maturity;

•

whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, and the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

•	the applicability or inapplicability of any covenants and any additions or changes to the covenants, including those relating to permitted consolidations, mergers or sales of assets or otherwise;

•	if any debt securities do not bear interest, the dates for any required reports to the trustee;

•

the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

•

whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any additional provisions;

•	the terms of any repurchase or remarketing rights of third parties; and

•	any other material terms of the debt securities.

Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to the holder’s address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that the holder pay the amount of any applicable tax or other governmental charge.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.

We will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

We will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of “senior indebtedness” (1) will include, among other things, our indebtedness, whether outstanding on the original issue date of the debt securities or incurred after such date, unless the instrument that creates or evidences such indebtedness provides that such obligations are subordinate in right of payment to the debt securities, and (2) will be specifically set forth in the prospectus supplement relating to the subordinated debt securities.

Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series.

Upon any payment or distribution of our assets to creditors or upon a total or partial liquidation or dissolution of us or in a bankruptcy, receivership or similar proceeding relating to us or our property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, we may not (1) make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, (2) make any deposit for the purpose of defeasance of the subordinated debt securities, or (3) repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if:

•	any principal, premium or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

•	any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or Pioneer and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under the indenture:

•	failure to pay interest on our debt securities of that series, or any payment with respect to the related coupons, if any, for 30 days past the applicable due date;

•	failure to pay principal of, or premium, if any, on our debt securities of that series when due, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	failure to make any sinking fund payment on debt securities of that series when due;

•

failure to perform any covenant or agreement in the indenture, including failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets, but other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which failure to comply continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the applicable indenture;

•

acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within ten days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	specified events relating to our bankruptcy, insolvency or reorganization or any of our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the interests of the holders.

If an event of default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other event of default for any series of debt securities occurs and continues for the requisite amount of time, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration. Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to those debt securities or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and Pioneer, the trustee and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

A default in the payment of any of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our bank credit facility or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of debt securities if:

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•

all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, whether by redemption, at stated maturity or otherwise, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

Any series of our debt securities may be subject to the defeasance and discharge provisions of the indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

•	legal defeasance — which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

•

covenant defeasance — which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

•

We irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

•

We deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

•	91 days pass after the deposit is made and, during the 91-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit is not a default under any other material agreement binding on us and, in the case of subordinated debt securities, is not prohibited by the subordination provisions of the indenture;

•

We deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	We deliver to the trustee an opinion of counsel addressing certain U.S. federal income tax matters relating to the defeasance; and

•

We deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected by any modification or amendment is required to do any of the following:

•	for debt securities of any series, reduce the required percentage in principal amount of that series that must consent to an amendment or waiver;

•	reduce the rate of, or extend the time for, payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

•	reduce the principal of, or extend the stated maturity of principal of, any debt security;

•	reduce any premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	make any debt security payable in a currency other than that stated in that debt security;

•	modify the subordination provisions of any subordinated debt security in a manner adverse to holders;

•	release any security that may have been granted with respect to any debt security;

•	impair the right of any holder to receive payment of principal of, premium, if any, or interest on any debt security on and after the due date therefor;

•	make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

•	change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities; and

•	limit our obligations to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities.

In addition, with respect to the indenture, Pioneer and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

•

to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers and sales of assets and that the successor assumes our covenants, agreements and obligations in the indenture and in the debt securities;

•

to surrender any of our rights or powers under the indenture, to limit the applicability of, or consequences of breach of, any covenant under the indenture, to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities issued under the indenture, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture;

•

to cure any ambiguity or omission or to make corrections or supplements to the indenture, any supplemental indenture or any debt securities issued under the indenture, or to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•

to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•

to modify the subordination provisions of any subordinated debt securities in a manner that would limit or terminate the benefits available to any holder of senior indebtedness (or its representative) under such subordination provisions;

•	to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

•	to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

•

to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the indenture by more than one trustee;

•	to establish the form or terms of debt securities and coupons, if any, of any series; and

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities, subject to certain limitations.

Consolidation, Merger and Sale of Assets

Unless otherwise provided in the applicable prospectus supplement, the indenture prohibits us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

•

we are the continuing entity in the case of a merger; or the surviving or acquiring entity, if other than us, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

•

the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but we would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or sale complies with the indenture.

The surviving or acquiring company will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture, and we will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Global Securities

Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities or us, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indenture. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor their respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•

the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•

we determine in our sole discretion that we will no longer have debt securities represented by global securities or that it will permit global securities to be exchanged for certificated debt securities.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, which we refer to as “DTC,” will act as depositary for securities issued in the form of global securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit the accounts of participants in DTC designated by the underwriters with an interest in the global security; and

•

ownership of the securities will be shown on, and the transfer of ownership of the securities will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the securities represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities; and

•

will not be considered the owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of securities under the indenture or the global security. We understand that under existing industry practice, if we request any action of holders of securities, or if a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the trustee nor Pioneer will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to the securities.

Payments with respect to the principal of, and premium, if any, and interest on, any securities represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing those securities under the indenture. Under the terms of the indenture, Pioneer and the trustee may treat the persons in whose names the securities, including the global securities, are registered as the owners of the securities for the purpose of receiving payment on the securities and for any and all other purposes whatsoever. Accordingly, neither Pioneer nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among participants in DTC, DTC is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. Neither the trustee nor Pioneer will have any responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Reports

We will deliver to the trustee (unless such reports have been made available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system), within 30 calendar days after we have filed with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We will also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939.

Pioneer’s Trustee

We have designated Wells Fargo Bank, National Association, to serve as trustee under the indenture. Wells Fargo Bank, National Association, is also the trustee for certain of our other series of existing debt securities. We may engage additional or substitute trustees with respect to any particular series of debt securities. We may maintain banking and other commercial relationships with any trustee, including Wells Fargo, National Association and its affiliates, in the ordinary course of business. A trustee may own our debt securities.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Delaware. The rights of our capital stock are generally covered by Delaware law and our certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof). The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.

The following sections describe the general terms of our capital stock, including preferred stock that may be issued without the vote of our common stock. This is a summary and does not purport to be complete. References to our certificate of incorporation and bylaws mean our certificate of incorporation and bylaws as each has been amended and restated from time to time. our certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof) are incorporated by reference or filed as exhibits hereto, and amendments or restatements of each will be filed with the SEC in future periodic or current reports in accordance with SEC rules.

Authorized Capital Stock

Our authorized capital stock consists of 600,000,000 shares of stock, including:

•	500,000,000 shares of common stock, $0.01 par value per share; and

•	100,000,000 shares of preferred stock, $0.01 par value per share, including 500,000 shares that are designated (but not issued) as Series A Junior Participating Preferred Stock.

Common Stock

This section describes the general terms of our common stock. For more detailed information about the rights of our common stock, you should refer to our certificate of incorporation and bylaws and the applicable provisions of Delaware law, including the DGCL.

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends lawfully declared by our board of directors (the “Pioneer Board”). If we liquidate, dissolve or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as authorized by the Pioneer Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If we designate or issue a new series of preferred stock, we will file a copy of the certificate of designations that contains the terms of that series with the SEC. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

The Pioneer Board has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of common stockholders. With respect to each series of our preferred stock, the Pioneer Board has the authority to fix the terms of such series, including, without limitation, the following:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to a holder of such shares for each share owned if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

A preferred stockholder’s rights with respect to such holder’s shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue will be fully paid and nonassessable and will not be entitled to preemptive rights unless specified in the applicable certificate of designations and prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although the Pioneer Board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of us and our common stockholders, the Pioneer Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The Pioneer Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Limitation on Directors’ Liability

Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of Pioneer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits a defined set of transactions between a Delaware corporation, such as Pioneer, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•

the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•

the business combination is approved by a majority of the corporation’s board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Certain Certificate of Incorporation and Bylaws Provisions

Advance Notice for Stockholder Proposals and Director Nominations

Our certificate of incorporation and bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Pioneer Board.

Generally, the advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 60 days before the scheduled date of the annual meeting of our stockholders or, if later, ten days after the first public notice of the annual meeting is sent to our stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in our certificate of incorporation and bylaws. This requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 20% of the board of directors (rounded down to the nearest whole number) or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws and subject to the other terms and conditions set forth in the bylaws.

Election of Directors; Majority Voting in Uncontested Elections

Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three or more than 21.

Our certificate of incorporation provides that all directors are to be elected annually. Our bylaws provide for the election of directors by the majority of votes cast by stockholders in uncontested elections and by plurality vote in contested elections. As a condition to being nominated, each nominee for director is required to submit an irrevocable letter of resignation that becomes effective if the nominee does not receive a majority of the votes cast in an uncontested election and the Pioneer Board decides to accept the resignation. If a nominee who is currently serving as a director does not receive a majority of the votes cast for his or her election in an uncontested election, the Pioneer Board will act on the tendered resignation within 90 days after the date of the certification of the election results. If the resignation is not accepted, the Pioneer Board will publicly disclose its decision and its primary rationale, and the director will continue to serve as a director until his or her successor is elected and qualified or until his or her earlier resignation or removal. If the Pioneer Board accepts the resignation, the Pioneer Board may fill the vacancy in accordance with our bylaws or may decrease the size of the Pioneer Board.

Our certificate of incorporation and bylaws provide that vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by the Pioneer Board, but may not be called by our stockholders.

Fair Price Provision

Our certificate of incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock, referred to as a “related person.” The “fair price” provision requires the affirmative vote of the holders of:

•	at least 80% of the voting power of our outstanding capital stock entitled to vote generally in the election of directors, and

•	at least 66 2/3% of the voting power of our outstanding capital stock entitled to vote generally in the election of directors that is not beneficially owned by the related person to approve certain transactions between the related person and us or our subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of our assets or our subsidiaries having a fair market value of at least $10 million, any transfer or issuance of our securities or our subsidiaries’ securities, any adoption of a plan or proposal by us of our voluntary liquidation or dissolution, certain reclassifications of our securities or recapitalizations or certain other transactions, in each case involving the related person.

This voting requirement will not apply to certain transactions, including:

•	any transaction in which the consideration to be received by the holders of each class or series of capital stock is:

○

the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class or series and which was consummated not more than one year earlier; or

○	not less in amount than the highest per share price paid by the related person for shares of such class or series; and

•	any transaction approved by our continuing directors.

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that do not satisfy the “fair price” criteria.

Exclusive Forum for Adjudication of Disputes

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent or stockholder of Pioneer to Pioneer or its stockholders, (c) any action against us arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action against us or any director, officer, other employee or agent of Pioneer asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws, in each case subject to such Court of Chancery (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) having personal jurisdiction over the indispensable parties named as defendants therein.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that the provision is inapplicable for a particular claim or action or that the provision is unenforceable.

Amendments

In addition to any other vote required by law, the provisions of our certificate of incorporation relating to the limitation of actions taken by written consent and the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock entitled to vote generally in the election of directors.

Our bylaws may be amended by the Pioneer Board or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote in the election of directors.

Potential Anti-Takeover Effect

Certain of the foregoing provisions of our certificate of incorporation and bylaws, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the registrar and transfer agent for our common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “PXD.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor Pioneer will be liable if Pioneer is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and Pioneer under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and Pioneer will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Pioneer may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or the debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a warrant holder exercises such holder’s warrants to purchase our debt securities, preferred stock or common stock, the holder will not have any rights as a holder of our debt securities, preferred stock or common stock, as the case may be, by virtue of the holder’s ownership of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and contracts obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, U.S. treasury securities or other securities securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, Vinson & Elkins LLP, Dallas, Texas, will pass upon the validity of our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2019, incorporated by reference in this prospectus are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. with respect to our major properties. The reserve audit conducted by Netherland, Sewell & Associates, Inc. in the aggregate represented 83% of our estimated proved quantities of reserves as of December 31, 2019. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

$2,500,000,000

$750,000,000 0.750% Senior Notes due 2024

$750,000,000 1.125% Senior Notes due 2026

$1,000,000,000 2.150% Senior Notes due 2031

Prospectus Supplement

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	TD Securities
Barclays	Goldman Sachs & Co. LLC		Morgan Stanley
MUFG			Wells Fargo Securities

Senior Co-Managers

CIBC Capital Markets	Credit Suisse	RBC Capital Markets	Scotiabank

Co-Managers

BBVA	PNC Capital Markets LLC	Truist Securities	US Bancorp

January 14, 2021